For Immediate Release

Contact: Hannah Burns               (212) 272-2395
         Rebecca Haas               (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                 REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS;
                 DECLARES QUARTERLY COMMON STOCK CASH DIVIDENDS;
                AUTHORIZES $1.2 BILLION SHARE REPURCHASE PROGRAM


NEW YORK -January 4, 2001 -- The Bear Stearns Companies Inc. (NYSE:BSC) today reported net earnings per diluted share of $1.36 for the fourth quarter ended November 30, 2000, up from $1.32 per share for the three-month period ended November 26, 1999. Net income for the fourth quarter ended November 30, 2000 was $195.2 million, down 6.0% from $207.5 million for the three-month period ended November 26, 1999. Net revenues for the fourth quarter were $1.38 billion, up 7.5% from $1.28 billion for the comparable prior year period.

         Net income for the fiscal year ended November 30, 2000 was $773.2 million and fully diluted earnings per share were $5.35. Net income and earnings per share for the fiscal year include an after-tax charge of $96.0 million, or $0.63 per share related to the Henryk de Kwiatkowski jury verdict. On an operating basis, excluding the charge, net income was $869.2 million, an increase of 4.9% from the twelve-month period ended November 26, 1999, and fully diluted earnings per share were $5.98, up 12.2% from $5.33 in the comparable prior year period. Net revenues for the fiscal year ended November 30, 2000 increased 7.0% to $5.5 billion from $5.1 billion in the comparable prior year period.

         The annualized after-tax return on common stockholders' equity for the quarter ended November 30, 2000 was 18.8% compared to 20.2% for the three-month period ended November 26, 1999. For the fiscal year ended November 30, 2000, the after-tax return on common stockholders' equity was 21.1% before giving effect to the litigation charge, versus 21.9% for the twelve-months ended November 26, 1999. The after-tax return on common stockholders' equity was 19.1% after the charge.


         James E. Cayne, president and chief executive officer, said, "We are very pleased with the results for the quarter and fiscal year ended November 30, 2000, especially in light of the difficult operating environment. The past year was marked by extraordinary competitive compensation pressures across a number of our businesses, as well as volatile equity and fixed income markets worldwide. Despite these conditions, our core businesses performed well and we were able to achieve revenue and profit growth. We are particularly gratified by our ability to achieve a solid return on equity considering the operating environment and the significant investments we made during the fiscal year in our U.S. and European businesses."

         "Our global clearing business continues to grow and provide a solid base of recurring earnings. Record level of mergers and acquisitions activities offset the impact of a challenging investment banking environment as we participated in a number of significant transactions during both the quarter and year. Our institutional equities and fixed income businesses also performed well, with our risk management disciplines having served us well in the turbulent markets."



A brief discussion of the firm's business segments follows:

CAPITAL MARKETS
Full Year
Net revenues in Capital Markets, which includes Institutional Equities, Fixed Income and Investment Banking, were $3.5 billion for the fiscal year ended November 30, 2000, relatively flat versus the comparable prior year period.
o Institutional Equities net revenues for the full year rose 35.8% to $1.5 billion from $1.1 billion in the comparable prior year period, driven by strong performances across the board. Active equity markets characterized by increased volatility and volume drove revenues in these areas.
o Fixed Income net revenues were $1.1 billion, down 22.0% from $1.4 billion in the comparable prior year period, due to reduced customer volumes resulting in lower levels of activity in all areas.
o Investment Banking net revenues for the full year were $965.4 million, down 6.7% from $1.0 billion in the comparable prior year period, due to lower levels of fixed income underwriting activity, particularly in the high yield and investment grade debt areas. An increase in mergers and acquisitions and equity underwriting activity helped offset the decline in fixed income underwriting.

Fourth Quarter
Capital Markets net revenues for the fourth quarter were $866.8 million, up 5.2% from $823.7 million for the three-month period ended November 26, 1999.
o Institutional Equities net revenues were up 19.0% in the quarter to $296.9 million, versus $249.5 million in the comparable prior year period, principally attributable to increases in over-the-counter and specialist areas. Institutional commission revenues reached a record for the quarter, benefiting from the increased average trading volumes on both the NYSE and NASDAQ during the quarter.
o Fixed Income net revenues were $341.0 million, up 27.6% from $267.2 million in the comparable prior year period, despite a difficult fixed income trading environment. Increased activity in mortgage- and asset-backed securities, government bond trading and foreign exchange contributed to the growth. The significant increase in mortgage-backed securities revenues during the quarter was primarily due to increased securitization activities and servicing revenues attributable to the firm's sub-performing and non-performing mortgage operations.
o Investment Banking net revenues were $229.0 million, down 25.4% from $307.1 million in the comparable prior year period, primarily due to a significant decline in merchant banking revenues. Underwriting revenues were also down, noting a difficult fixed income underwriting environment and a deteriorating equity underwriting market late in the fourth quarter. Record quarterly revenues in mergers and acquisitions helped offset the decline in underwriting and merchant banking revenues during the quarter.

GLOBAL CLEARING SERVICES
Full Year
Net revenues in Global Clearing Services were $1.1 billion, up 23.6% from $869.2 million in the comparable prior year period, due to higher transaction volume and higher levels of customer margin debt and customer short balances. Average customer margin debt balances for the year were $56.4 billion, up 35.8% versus the comparable prior year period. The number of clearing clients continues to grow with total clients reaching approximately 2,900 at the end of our fiscal year, reflecting the net addition of approximately 100 new accounts over the prior year levels.

Fourth Quarter
Quarterly net revenues were $277.8 million, an increase of 20.3% from $231.0 million in the comparable prior year period, resulting from higher transaction volume and customer margin debt balances. Customer margin debt balances averaged $52.9 billion, up from $44.4 billion in the prior year period.

WEALTH MANAGEMENT
Full Year
Net revenues in Wealth Management, which includes Asset Management and Private Client Services, were $683.8 million for the year, up 17.4% versus $582.5 million in the comparable prior year period. Active equity markets and strong customer volumes contributed to the increase in revenues from our private client services area. The continued growth in assets under management and an increase in management fees resulted in increased revenues from our asset management business. As of November 30, 2000 assets under management stood at $19.5 billion, up 49.5% from last year, and assets from alternative investment products grew 125.0% to $4.5 billion under management, from $2.0 billion last year. Additionally, mutual funds under management rose 129.1% during the year to $4.1 billion as of November 30, 2000.

Fourth Quarter
Wealth Management net revenues for the quarter declined 8.9% to $159.1 million from $174.6 million in the comparable prior year period. Increased revenues from our private client services business helped offset a decrease in revenues from our asset management business. The decrease in asset management revenues was primarily driven by a decline in performance-based fees due to difficult market conditions, partially offset by an increase in management fees on the firm's mutual fund and alternative investment fund products.

EXPENSES
Full Year
o For the 12-months ended November 30, 2000 compensation as a percentage of net revenues was 51.4% versus 49.4% for the comparable period a year ago. The increase reflects the significant investment that has been made in the expansion of our U.S. and European investment banking and capital markets businesses, as well as a more competitive compensation environment.
o Non-compensation expenses for the full year were $1.5 billion, up 18.1% from $1.3 billion the prior year, attributable in large part to increases in expenses related to communications and technology, employment agency fees, professional fees and increased litigation reserves pertaining to the Henryk de Kwiatkowski legal matter.

Fourth Quarter
o Compensation as a percentage of net revenues was 52.8% versus 48.5% for the quarter ended November 30, 2000 and the three-months ended November 26, 1999, respectively. The increase reflects the significant investment that has been made in the expansion of our U.S. and European investment banking and capital markets businesses, as well as a more competitive compensation environment.
o Non-compensation expenses were $367.5 million for the quarter, up 11.2% from the three-month period ended November 26, 1999 due to increases in advertising and market development costs and employment agency fees in connection with the European expansion.


         As of November 30, 2000 total capital, including stockholders' equity and long-term borrowings, was $ 26.3 billion. Book value as of November 30, 2000 was $31.51 per share, based on 158,039,960 shares outstanding. Book value reflects a $0.40 per share tax benefit associated with the November 30, 2000 distribution of 5.8 million shares from the Capital Accumulation Plan. The Company repurchased approximately 17 million shares of its common stock during the year.

Quarterly Cash Dividends Declared

         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of the company's common stock, payable January 31, 2001 to stockholders of record on January 17, 2001.

Share Repurchase Program Authorized
         Separately, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program to allow the Company to purchase up to $1.2 billion in aggregate cost of common stock. The share repurchase program will be utilized primarily to acquire shares of common stock in order to mitigate the dilutive effect of the company's stock award plan. During fiscal year 2000, the company acquired approximately $235.3 million under the previous $500 million repurchase program authorization. The purchases under the new $1.2 billion repurchase authorization may be made periodically in 2001 or beyond in the open market or through privately negotiated transactions.

         Founded in 1923, The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading and brokerage firm serving corporations, governments, institutions and individuals worldwide. With approximately $26.3 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, public finance, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, equity and fixed income research, derivatives, asset management and custody services. Through Bear, Stearns Securities Corp., it offers prime broker and broker dealer services, including securities lending. Headquartered in New York City, the company has approximately 11,200 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Seoul, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our Web site at http://www.bearstearns.com.

                                       ***
                            Financial Tables Attached

Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's Current Report on Form 8-K dated September 28, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in the company's Quarterly Reports on Form 10-Q for fiscal year 2000, which have been filed with the Securities and Exchange Commission.



A conference call to discuss the firm's results will be held at 9:30 a.m., E.S.T. The call will be open to the public. Those wishing to listen to the conference call should dial 1-800-297-9150 (or 1-703-871-3025 for international callers) at least 10 minutes prior to the commencement of the call to ensure connection. The conference call will also be accessible through our Web site at http://www.bearstearns.com. For those unable to listen to the live broadcast of the call, a replay will be available on our Web site or by dialing 1-888-266-2081 (or 1-703-925-2533 for international callers) approximately one hour after the completion of the conference call. The passcode for the replay numbers is 4862939. If you have any questions regarding obtaining access to the conference call, please contact Rebecca Haas at 1-212-272-8188 or via email at rhaas@bear.com.



                                                  THE BEAR STEARNS COMPANIES INC
                                                        SEGMENT DATA
                                                        (UNAUDITED)
                                                                                                                          Percentage
                                     Three-Months Ended               Percentage Change From        Twelve-Months Ended     Change
                           ---------------------------------------   ------------------------   -------------------------- ---------
                           November 30,  November 26,  August 25,    November 26,  August 25,    November 30,  November 26,
                              2000           1999         2000          1999          2000          2000          1999
                           ---------------------------------------   ------------------------   --------------------------
                                       (In thousands)                                                (In thousands)
NET REVENUES

Capital Markets
     Institutional Equities  $ 296,859     $ 249,472    $ 358,019            19%        (17%)  $ 1,452,292    $ 1,069,640       36%
     Fixed Income              340,962       267,155      233,309            28%         46%     1,092,568      1,400,608      (22%)
     Investment Banking        229,004       307,063      220,414           (25%)         4%       965,379      1,035,180       (7%)
                           ------------  ------------   ----------                              -----------   ------------
   Total                       866,825       823,690      811,742             5%          7%     3,510,239      3,505,428        0%

Global Clearing Services       277,765       230,973      241,691            20%         15%     1,074,498        869,168       24%
Wealth Management              159,061       174,647      160,075            (9%)        (1%)      683,791        582,530       17%
Other (a)                       73,177        51,772       57,970            41%         26%       207,150        159,205       30%
                           ------------  ------------   ----------                             -----------   ------------
       Total Net Revenues  $ 1,376,828   $ 1,281,082    $1,271,478            7%          8%   $ 5,475,678    $ 5,116,331        7%
                           ============  ============   ==========                             ===========   ============


PRE-TAX INCOME

Capital Markets              $ 206,395     $ 162,648    $ 150,852            27%         37%     $ 899,101    $ 1,048,177      (14%)
Global Clearing Services       109,530        90,887      100,966            21%          8%       466,217        334,796       39%
Wealth Management               20,640        36,481       31,026           (43%)       (33%)      127,856        111,884       14%
Other (a)                      (54,247)       39,880      (13,261)         (236%)      (309%)     (321,651)      (166,885)     (93%)
                           ------------  ------------   ----------                             -----------   ------------
       Total Pre-Tax Income  $ 282,318     $ 329,896    $ 269,583           (14%)         5%   $ 1,171,523    $ 1,327,972      (12%)
                           ============  ============   ==========                             ===========   ============



(a)  Other  is  comprised  of  consolidation/elimination   entries,  unallocated
revenues (predominantly interest), corporate administrative functions (including the accrual related to the Henryk de Kwiatkowski  verdict for the  twelve-months ended November  2000),  and costs related to the Capital  Accumulation  Plan for
Senior Managing Directors.

Note: Certain reclassifications have been made to prior period amounts to conform to the current presentation.




                                             THE BEAR STEARNS COMPANIES INC.
                                           CONSOLIDATED STATEMENTS OF INCOME
                                                    (UNAUDITED)

                                                          Three-Months Ended                 Twelve-Months Ended
                                                   --------------------------------    --------------------------------
                                                      November 30,      November 26,      November 30,      November 26,
                                                         2000              1999              2000              1999
                                                   --------------    --------------    --------------    --------------
                                                                   (In thousands, except share data)
Revenues
    Commissions                                        $ 312,979         $ 264,995       $ 1,207,122       $ 1,022,324
    Principal transactions                               563,886           499,135         2,253,623         2,277,771
    Investment banking                                   241,024           309,536         1,021,969         1,056,000
    Interest and dividends                             1,504,096         1,128,519         5,642,361         4,023,365
    Other income                                          46,862            44,441           151,494           118,687
                                                   --------------    --------------    --------------    --------------
       Total Revenues                                  2,668,847         2,246,626        10,276,569         8,498,147
    Interest expense                                   1,292,019           965,544         4,800,891         3,381,816
                                                   --------------    --------------    --------------    --------------
       Revenues, net of interest expense               1,376,828         1,281,082         5,475,678         5,116,331
                                                   --------------    --------------    --------------    --------------
Non-interest expenses
    Employee compensation and benefits                   727,011           620,753         2,814,193         2,526,700
    Floor brokerage, exchange and clearance fees          38,650            39,492           150,340           151,362
    Communications and technology                        124,656           119,640           458,291           420,936
    Occupancy                                             34,759            33,601           134,596           136,973
    Advertising and market development                    33,374            25,284           125,153            97,432
    Other expenses                                       136,060           112,416           621,582           454,956
                                                   --------------    --------------    --------------    --------------
       Total non-interest expenses                     1,094,510           951,186         4,304,155         3,788,359
                                                   --------------    --------------    --------------    --------------
    Income before provision for income taxes             282,318           329,896         1,171,523         1,327,972
    Provision for income taxes                            87,129           122,353           398,340           499,378
                                                   --------------    --------------    --------------    --------------
    Net income                                         $ 195,189         $ 207,543         $ 773,183 (3)     $ 828,594
                                                   ==============    ==============    ==============    ==============
    Net income applicable to common shares             $ 185,411         $ 197,765         $ 734,070         $ 789,481
                                                   ==============    ==============    ==============    ==============
    Adjusted net income used for earnings per share(1) $ 201,625         $ 215,979         $ 813,554         $ 879,141
                                                   ==============    ==============    ==============    ==============
    Basic earnings per share                              $ 1.37            $ 1.32            $ 5.37            $ 5.33
                                                   ==============    ==============    ==============    ==============
    Diluted earnings per share                            $ 1.36            $ 1.32            $ 5.35            $ 5.33
                                                   ==============    ==============    ==============    ==============

    Weighted average common and common
      equivalent shares outstanding:
            Basic                                    147,585,214       164,238,098       151,437,116       164,822,669
                                                   ==============    ==============    ==============    ==============
            Diluted                                  148,697,431       164,238,098       152,034,249       164,822,669
                                                   ==============    ==============    ==============    ==============
    Cash dividends declared
      per common share                                    $ 0.15            $ 0.15            $ 0.55 (4)        $ 0.58 (2)
                                                   ==============    ==============    ==============    ==============

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the Capital Accumulation Plan (the "Plan"). For earnings per share, the costs related to the Plan are added back as the shares related to such Plan are included in weighted average common and common equivalent shares outstanding.
(2) Reflects all stock dividends declared through October 29, 1999.
(3) These results include an after-tax charge of $96.0 million, or 63 cents per share, attributable to increased litigation reserves following the jury verdict in the Henryk de Kwiatkowski case.
(4) This cash dividend relates to the quarter ended December 31, 1999 ($0.15), the two-month period ended February 25, 2000 ($0.10, declared to coincide with the Company's new quarterly periods resulting from the Company's change in fiscal year-end) and the quarters ended May 26, 2000 ($0.15) and August 25, 2000
($0.15).






                               THE BEAR STEARNS COMPANIES INC.
                             CONSOLIDATED STATEMENTS OF INCOME
                                      (UNAUDITED)

                                                             Three-Months Ended
                                                     ----------------------------------
                                                        November 30,        August 25,
                                                            2000               2000
                                                     ---------------    ---------------
                                                      (In thousands, except share data)
Revenues
    Commissions                                           $ 312,979          $ 262,042
    Principal transactions                                  563,886            528,202
    Investment banking                                      241,024            236,897
    Interest and dividends                                1,504,096          1,353,628
    Other income                                             46,862             35,236
                                                     ---------------    ---------------
       Total Revenues                                     2,668,847          2,416,005
    Interest expense                                      1,292,019          1,144,527
                                                     ---------------    ---------------
       Revenues, net of interest expense                  1,376,828          1,271,478
                                                     ---------------    ---------------

Non-interest expenses
    Employee compensation and benefits                      727,011            663,999
    Floor brokerage, exchange and clearance fees             38,650             35,820
    Communications and technology                           124,656            107,432
    Occupancy                                                34,759             33,064
    Advertising and market development                       33,374             32,531
    Other expenses                                          136,060            129,049
                                                     ---------------    ---------------
       Total non-interest expenses                        1,094,510          1,001,895
                                                     ---------------    ---------------

    Income before provision for income taxes                282,318            269,583
    Provision for income taxes                               87,129             88,147
                                                     ---------------    ---------------
    Net income                                            $ 195,189          $ 181,436
                                                     ===============    ===============
    Net income applicable to common shares                $ 185,411          $ 171,658
                                                     ===============    ===============

    Adjusted net income used for earnings per share (1)   $ 201,625          $ 197,567
                                                     ===============    ===============
    Basic earnings per share                                 $ 1.37             $ 1.33
                                                     ===============    ===============
    Diluted earnings per share                               $ 1.36             $ 1.32
                                                     ===============    ===============
    Weighted average common and common
      equivalent shares outstanding:
            Basic                                       147,585,214        148,816,237
                                                     ===============    ===============
            Diluted                                     148,697,431        149,242,192
                                                     ===============    ===============
    Cash dividends declared
      per common share                                       $ 0.15             $ 0.15
                                                     ===============    ===============


(1) Represents net income reduced for preferred stock dividends and increased for costs related to the Plan. For earnings per share, the costs related to the Plan are added back as the shares related to such Plan are included in weighted average common and common equivalent shares outstanding.






                                                   THE BEAR STEARNS COMPANIES INC.
                                                   SELECTED FINANCIAL INFORMATION
                                                           (UNAUDITED)
                                           (In thousands, except share and employee data)

                                                                            Twelve-Months Ended              Quarters Ended
                                                                     --------------------------------  -----------------------------
                                                                        November 30,    November 26,    November 30,   August 25,
                                                                           2000            1999             2000          2000
                                                                       ------------------------------  -----------------------------
Income Statement
Revenues, net of interest expense                                        $ 5,475,678     $ 5,116,331      $ 1,376,828  $ 1,271,478
Net income                                                                 $ 773,183       $ 828,594        $ 195,189    $ 181,436
Net income applicable to common shares (1)                                 $ 734,070       $ 789,481        $ 185,411    $ 171,658
Adjusted net income used for earnings per share                            $ 813,554       $ 879,141        $ 201,625    $ 197,567
Earnings per common share (2):
     Basic                                                                    $ 5.37          $ 5.33           $ 1.37       $ 1.33
     Diluted                                                                  $ 5.35          $ 5.33           $ 1.36       $ 1.32

Financial Ratios
Return on average common equity (annualized for quarters ended)                19.1%           21.9%            18.8%        18.8%
Adjusted pre-tax profit margin (3)                                             24.0%           29.1%            22.6%        24.8%
Pre-tax profit margin (4)                                                      21.4%           26.0%            20.5%        21.2%
After-tax profit margin (5)                                                    14.1%           16.2%            14.2%        14.3%
Compensation & benefits/Revenues, net of interest expense                      51.4%           49.4%            52.8%        52.2%

Balance Sheet
Stockholders' equity, at period end                                      $ 5,654,288     $ 4,941,947      $ 5,654,288  $ 4,911,600
Total stockholders' equity and trust issued preferred securities, at
  period end                                                              $6,154,288     $ 5,441,947      $ 6,154,288  $ 5,411,600
Total capital, at period end                                            $ 26,251,931    $ 21,353,339     $ 26,251,931 $ 24,768,473
Book value per common share, at period end                                   $ 31.51         $ 26.93          $ 31.51      $ 29.58

Other Data
Employees, at period end                                                      11,201          10,081           11,201       10,807
Assets under management, at period end                                  $ 19,500,000    $ 13,000,000     $ 19,500,000 $ 16,600,000
Common shares and common share equivalents outstanding, at period end    158,039,960     165,956,810      158,039,960  159,098,866
Weighted average common and common equivalent shares outstanding:
     Basic                                                               151,437,116     164,822,669      147,585,214  148,816,237
     Diluted                                                             152,034,249     164,822,669      148,697,431  149,242,192


(1) The sum of the quarters' net income applicable to common shares amounts does not equal the full fiscal year amount due to rounding.
(2) The sum of the quarters' earnings per common share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.
(3) Represents the ratio of income before both CAP Plan costs and provision for income taxes to revenues, net of interest expense.
(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.
(5) Represents the ratio of net income to revenues, net of interest expense.



                               THE BEAR STEARNS COMPANIES INC.
                               SELECTED FINANCIAL INFORMATION
                                         (UNAUDITED)
                       (In thousands, except share and employee data)

                                                                           Quarters Ended
                                                                    ----------------------------
                                                                       May 26,    February 25,
                                                                        2000          2000
                                                                    ----------------------------
Income Statement
Revenues, net of interest expense                                    $ 1,321,306  $ 1,506,066
Net income                                                             $ 118,377    $ 278,181
Net income applicable to common shares (1)                             $ 108,599    $ 268,403
Adjusted net income used for earnings per share                        $ 117,084    $ 297,278
Earnings per common share (2):
     Basic                                                                $ 0.77       $ 1.89
     Diluted                                                              $ 0.77       $ 1.89

Financial Ratios
Return on average common equity (annualized for quarters ended)            11.0%        27.9%
Adjusted pre-tax profit margin (3)                                         13.7%        33.5%
Pre-tax profit margin (4)                                                  12.5%        30.1%
After-tax profit margin (5)                                                 9.0%        18.5%
Compensation & benefits/Revenues, net of interest expense                  53.3%        47.7%

Balance Sheet
Stockholders' equity, at period end                                  $ 4,865,282  $ 4,937,291
Total stockholders' equity and trust issued preferred securities,
  at period end                                                      $ 5,365,282  $ 5,437,291
Total capital, at period end                                        $ 24,614,465 $ 23,185,770
Book value per common share, at period end                               $ 28.74      $ 28.21

Other Data
Employees, at period end                                                  10,373       10,210
Assets under management, at period end                              $ 14,600,000 $ 13,700,000
Common shares and common share equivalents outstanding,
   at period end                                                     160,568,727  162,607,443
Weighted average common and common equivalent shares outstanding:
     Basic                                                           152,446,615  157,641,253
     Diluted                                                         152,624,273  157,685,693


(1) The sum of the quarters' net income applicable to common shares amounts does not equal the full fiscal year amount due to rounding.
(2) The sum of the quarters' earnings per common share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.
(3) Represents the ratio of income before both CAP Plan costs and provision for income taxes to revenues, net of interest expense.
(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.
(5) Represents the ratio of net income to revenues, net of interest expense.



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